Exhibit 5.1

Our ref

Oxbridge Re Holdings Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

17 February 2014

Dear Sirs

Re: Oxbridge Re Holdings Limited

We have acted as Cayman Islands counsel to Oxbridge Re Holdings Limited (the “Company”), an exempted company incorporated under the laws of the Cayman Islands on 4 April 2013, and have been requested to render this opinion in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”), on 12 November 2013, relating to the offering (“Offering”) by the Company of: (i) units, each unit (“Unit”) representing (a) one share of par value US$0.001 (USD) in the capital of the Company (each a “Share”) and (b) one warrant relating to a Share (each a “Warrant”); (ii) the Shares; and (iii) the Warrants.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents that we deem necessary:

1.1	The certificate of incorporation of the Company dated 4 April 2013.

1.2	The first amended and restated memorandum of association of the Company adopted on 30 April 2013 as amended by special resolutions dated 30 April 2013 (the “Pre-IPO M&A”).

1.3	The second amended and restated articles of association of the Company as conditionally adopted by special resolution of the shareholders on 17 February 2014 and effective immediately upon the closing of the Company’s initial public offering of Units representing one Ordinary Share and one Warrant on Nasdaq Global Select Market (the “IPO M&A”).

1.4	The minutes of the meeting of the board of directors of the Company held on 19 January 2014 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.5	A certificate from a director of the Company addressed to this firm dated 17 February 2014 (the “Director’s Certificate”).

1.6	A Certificate of Good Standing dated 14 February 2014 issued by the Registrar of Companies of the Cayman Islands (the “Certificate of Good Standing”).

1.7	The Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied as to matters of fact only (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted Company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 50,000,000 shares of par value US$0.001 each.

3.3	The allotment and issuance of Shares pursuant to the Offering (such Shares, the “New Shares”) has been duly authorised, and when allotted, issued and paid for as contemplated in the Registration Statement, and entered in the register of members (shareholders), the New Shares will be legally issued, fully paid and non-assessable.

4	Qualifications

Except as specially stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in Registration Statement. In providing such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder